UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2019

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
935 Stewart Drive, Sunnyvale, CA 94085
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 30, 2019, Trimble Inc. (“Trimble” or the “Company”) issued a press release announcing that Steven W. Berglund is stepping down from his position as President and Chief Executive Officer of the Company effective January 4, 2020. Mr. Berglund will continue to serve as a member of the board of directors (the “Board of Directors”) of the Company and has been appointed executive Chairman of the Board of Directors effective January 4, 2020.
Mr. Berglund, age 68, has served as President and Chief Executive Officer and a director of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund serves on the board of the Silicon Valley Leadership Group and the Association of Equipment Manufacturers (AEM) and is chairman of AEM’s construction sector board. He is also a member of the board of directors and audit committee of Belden Inc., a global provider of end-to-end signal transmission solutions.
The selection of Mr. Berglund to serve as executive Chairman of the Board of Directors was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Berglund and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Berglund reportable under Item 404(a) of Regulation S-K.
The Company expects to enter into a new compensation arrangement with Mr. Berglund and will disclose the material terms of this arrangement in a subsequent filing. On October 27, 2019, the Board approved Mr. Berglund’s appointment as executive Chairman of the Board of Directors. Mr. Berglund’s decision to step down as President and Chief Executive Officer of the Company is not the result of any disagreement with the Company on any matter related to the Company's operations, policies, or practices.
In addition, on October 30, 2019, the Company announced the appointment of Mr. Robert Painter, age 48, who has been with the Company for 13 years and has been the Chief Financial Officer of the Company since February 2016, to replace Mr. Berglund as President and Chief Executive Officer of the Company, effective January 4, 2020. The Board of Directors has also appointed Mr. Painter to serve as a director of the Company, effective January 4, 2020. Mr. Painter has not yet been appointed to serve on any committee of the Board of Directors.
Mr. Painter joined Trimble in 2006 and assumed leadership of Trimble's business development activities, leading all acquisition and corporate strategy activities. From 2009 to 2010, he served as General Manager of the Company's Construction Services Division. Next, he served as General Manager of the Company's joint venture with Hilti, which was created to foster collaborative development of product innovations for the building construction industry. In 2015, Mr. Painter was appointed Vice President of Trimble Buildings, a Trimble group focused on BIM-centric businesses that span the Design-Build-Operate continuum of the Building lifecycle. In 2016, Mr. Painter was appointed Chief Financial Officer of the Company, in which role he is responsible for Trimble’s worldwide financial operations.
Prior to joining the Company, Mr. Painter served in a variety of management and finance positions at Cenveo, Rapt Inc., Bain & Company, Whole Foods Markets, and Kraft Foods. In 1993, he earned a Bachelor of Science degree in Finance from West Virginia University, and received an MBA in Business from Harvard University in 1998.
The selection of Mr. Painter to serve as President and Chief Executive Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Painter and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Painter reportable under Item 404(a) of Regulation S-K.
The Company expects to enter into a new employment arrangement with Mr. Painter and will disclose the material terms of this arrangement in a subsequent filing.

On October 30, 2019, the Company also announced that Mr. Ulf Johansson will no longer serve as Chairman of the Board of Directors and will retire from the Board of Directors and from his role as a member of the Audit Committee and chairperson of the Nominating and Corporate Governance Committee, effective January 4, 2020. Mr. Johansson’s resignation is not the result of any disagreement with the Company on any matter related to the Company's operations, policies, or practices. No director has yet been appointed to replace Mr. Johansson as a member of the Audit Committee or as chairperson of the Nominating and Corporate Governance Committee.
The Board of Directors has undertaken a process to identify Mr. Painter's successor as Chief Financial Officer of the Company, and anticipates that a replacement will be appointed by January 4, 2020. The Board of Directors also intends to appoint a lead independent director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.
a Delaware corporation

Dated: October 30, 2019	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel